Exhibit 21






















































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                   CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT



                                                                      Exhibit 21

       The Company has as its wholly-owned subsidiaries, CFW Telephone Inc., CFW Network Inc., CFW Cellular Inc., CFW Cable Inc., CFW Cable of Virginia Inc., CFW Communications Services Inc., CFW Licenses Inc., CFW Information Services Inc. and CFW PCS Inc., which are incorporated in Virginia and are included in the consolidated financial statements of the Company. CFW Cellular Inc. is the managing partner of Virginia RSA6 Cellular Limited Partnership and Virginia RSA6 Resale Limited Partnership, in each of which it owns a 75.7% interest. These partnerships are also included in the consolidated financial statements of the Company.